Exhibit 10.1

THE TIMBERLAND COMPANY
2005 LONG TERM INCENTIVE PROGRAM
FOR KENNETH P. PUCKER

(effective 1/1/05)

THE TIMBERLAND COMPANY

2005 LONG TERM INCENTIVE PROGRAM

FOR KENNETH P. PUCKER

This instrument sets forth the terms of The Timberland Company 2005 Long Term Incentive Program for Kenneth P. Pucker.  The Program is established under The Timberland Company 1997 Incentive Plan, and amounts paid under the Program are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

1.                                      Purpose.  The purpose of the Program is to provide competitive incentive pay and capital accumulation opportunities to the Company’s Executive Vice President and Chief Operating Officer under the terms and conditions set forth in the Program instrument.  The purpose of this Award is to provide such officer with a cash bonus Award in exchange for his attainment of a specified Performance Goal, continued employment through March 31, 2007, and agreement not to compete for a one-year period following his termination of employment.  The Award is for a one-year Award Period, and the amount of such Award (set forth in Schedule A) equals the amount by which the cash bonus award the Committee intended to provide the officer at its meeting on March 2, 2004, for a three-year award period, was reduced by operation of the maximum limit set forth in the Plan on cash bonus awards with performance periods longer than one year.

2.                                       Definitions.  The following terms shall have the following meanings unless the context indicates otherwise.

(a)                                     “Affiliate” shall mean any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

(b)                                    “Award” shall mean an opportunity to earn incentive pay, in the form of a cash bonus based on performance, as described in Section 5.

(c)                                     “Award Period” shall mean the one-year period commencing January 1, 2005, and shall be the measurement period during which Goal attainment is determined.

(d)                                    “Board” shall mean the Board of Directors of The Timberland Company.

(e)                                     “Code” shall mean the Internal Revenue Code of 1986, as from time to time amended.

(f)                                       “Committee” shall mean the Management Development and Compensation Committee of the Board.

(g)                                    “Company” shall mean The Timberland Company.

(h)                                    “Participant” shall mean Kenneth P. Pucker.

(i)                                        “Performance Goal” or “Goal” shall mean the financial objective that must be met to earn incentive pay.

(j)                                        “Performance Measure” shall mean compound annual growth in earnings per share (“EPS”).

(k)                                     “Plan” shall mean The Timberland Company 1997 Incentive Plan, as amended.

(l)                                        “Program” shall mean The Timberland Company 2005 Long Term Incentive Program for Kenneth P. Pucker.

(m)                                  “Stock” shall mean Class A Common Stock of the Company, par value $.01 per share.

3.                                      Administration.  The Program shall be administered by the Committee, in accordance with the terms of the Plan.  The Committee shall have sole and complete discretion with respect to the exercise of all permissive powers and authority granted to the administrator under the Plan; provided, however, the Committee may not exercise its discretion to increase the amount of incentive pay that would be otherwise due the Participant upon attainment of the Performance Goal.  All actions, determinations, and decisions of the Committee shall be final, conclusive, and binding on all parties.

4.                                      Participation.  The Participant was designated by the Committee at its meeting on December 1, 2004, to participate during a one-year Award Period.

5.                                      Award.  The Award was established by the Committee at its meeting on March 2, 2005, and was expressed as an opportunity to receive a cash bonus.  The Award is based on the attainment of a specific Performance Goal described in Section 6.  The Award shall not be changed or modified during the Award Period to increase the amount of incentive pay that would otherwise become payable.  (Schedule A attached shows the Award and Award Period.)

6.                                      Performance Measure and Goal.                The Performance Measure and Goal were established by the Committee at its meeting on March 2, 2005.  The Performance Goal shall not be changed or modified during the Award Period to increase the amount of incentive pay that would otherwise become payable.  (Schedule B attached sets forth the Performance Measure and Goal for the Award Period.)

7.                                      Award Payout Calculation.

(a)                                   Award payout shall be conditioned on attainment of the Performance Goal.  No payout shall be made unless the Goal is attained, and the payout shall not be increased to the extent the Goal is surpassed.

(b)                                    The Company’s independent public accountants shall audit the Company’s Award calculations following the close of the Award Period.

(c)                                     The Committee shall promptly approve or disapprove the Award payout following completion of the independent audit.  The Committee may exercise “negative discretion” within the meaning of Code Section 162(m) to reduce the cash bonus Award payout unless the fair market value of the Stock on December 31, 2006, is less than $        per share.  The Committee may reduce the Award payout to reflect extraordinary circumstances if such modification would better serve the purpose of the Plan.

8.                                      Award Payment.

(a)                                     The Award payout shall be made in 2007 and not later than March 31 of such year, subject to the independent audit.  To be eligible to receive a payout, the Participant must be employed by the Company or an Affiliate on the payment date.

(b)                                    The Award payout shall be made in cash.

9.                                        Employment

Receiving this Award or Award payout shall not give the Participant the right to be retained in the employment of the Company or an Affiliate, or affect the right of the Company or an Affiliate to discharge or discipline the Participant.

THE TIMBERLAND COMPANY

2005 LONG TERM INCENTIVE PROGRAM

FOR KENNETH P. PUCKER

Schedule A - Award

One-Year Award Period (1/1/05-12/31/05)

TBL FMV in

Payment Year	2007
Cash Bonus	$1.25MM

THE TIMBERLAND COMPANY

2005 LONG TERM INCENTIVE PROGRAM

FOR KENNETH P. PUCKER

Schedule B - Performance Measures and Goals

Award Period	Performance Measure	Wtg	Financial Target (Goal)
1/1/05 - 12/31/05	EPS	100%	$